EXHIBIT 10.1

AGREEMENT TO ACCEPT COLLATERAL
IN SATISFACTION OF OBLIGATIONS

THIS AGREEMENT TO ACCEPT COLLATERAL IN SATISFACTION OF OBLIGATIONS (the "Agreement") is made as of February      , 2012 by and among EcoReady Corporation, a Florida corporation, ("EcoReady") and PerfPower Corporation ("Perf Sub" each of Eco Ready and Perf Sub a "Debtor" and collectively referred to as the "Debtors"), Alpha Capital Anstalt, as collateral agent ("Collateral Agent"), and the parties identified on Schedule A hereto ("Secured Creditors"), and GoGreen Power, Inc., a corporation ("GoGreen").

RECITALS AND ACKNOWLEDGEMENTS

As the basis for, and as further consideration for this Agreement, the parties hereto hereby acknowledge and agree as follows:

A.      Debtors are indebted and obligated to Secured Creditors pursuant to secured convertible notes are identified in Schedule Al hereto in the aggregate principal amount of $1,947,600 (the notes identified on Schedule A, the "Secured Notes").

B.      The Secured Creditors are the holders of a properly perfected valid and fully enforceable security interest in all of the assets of the Debtors including ownership of all the Assets identified on Schedule B (the "Collateral").

C.      Debtors are in default of its obligations to the Secured Creditors under the Secured Notes for failure to pay principal or interest due pursuant to the Secured Notes, among other reasons.

D.      Secured Creditors have fully performed under the Secured Notes, and Debtors have no claim or cause of action against Secured Creditors arising under the Secured Notes or as to the Collateral or for any other reason.

E.      Secured Creditors have assigned all of their rights in under a portion of the Secured Notes as set forth on Schedule A2 (the "Foreclosing Secured Notes"), the Security Interest (as defined in the Secured Notes) as related to the Foreclosing Secured Notes and the Collateral to GoGreen, and GoGreen is now the holder of the security interests in the Collateral referenced in the Agreement.

F.      Debtors acknowledge and agree that the amount of indebtedness outstanding under the Foreclosing Secured Notes exceeds the value of the Collateral. Nevertheless, in exchange for the consensual and expedient resolution of Debtors' defaults, Debtors and Secured Creditors have agreed that GoGreen as the secured creditor shall accept, in full and complete satisfaction of Debtors' indebtedness and obligations Foreclosing Secured Notes, (i) the transfer of the Collateral to GoGreen as described in Section 2 below and (ii) the agreement of Debtors to comply with the other terms, conditions and covenants set forth in this Agreement.

NOW, THEREFORE, in consideration of the above recitals and agreements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       Incorporation of Recitals and Agreements. The introduction, recitals and agreements above, and the defined terms contained therein, are hereby incorporated into this Agreement by this reference.

2.       Acceptance of Collateral.

2.1       Acknowledgements, Waivers and Representations Relating to New York Uniform Commercial Code.

(a)       This Agreement constitutes Debtors' present and immediate agreement to GoGreen's acceptance of the Collateral, as provided in Section 9-620(c)(2) of the New York Uniform Commercial Code (the "NY-UCC"), and Debtors waives any right to any further notice or any right to object as provided therein.

(b)       Debtors waive any right to redeem the Collateral under Sections 9-623 and 9-624(c) of the NY-UCC.

(c)       Pursuant to Section 9-622 of the NY-UCC, Debtors and GoGreen acknowledge and agree that, upon the Closing (as defined in Section 5), GoGreen's acceptance of the Collateral (i) fully discharges the obligations of Debtors under the Foreclosing Secured Notes and is consented to by Debtors; (ii) transfers to GoGreen all of Debtors' rights in the Collateral; (iii) discharges the security interest in the Collateral that is the subject of the Security Agreement and any subordinate security interest or other subordinate lien; and (iv) terminates any other subordinate interest in the Collateral.

(d)       Debtors represent and warrant to Secured Creditors and GoGreen that, other than as set forth on Schedule C, during the past thirty (30) calendar days through the date of this Agreement there has not been, there currently is not, and there will not be during the period from the date hereof through the Closing, any Person (as defined below) other than the Secured Creditors or GoGreen holding a security interest, lien or other interest in the Collateral, whether or not perfected. Debtors represent and warrant to the Secured Creditors and GOGREEN that, notwithstanding anything set forth on Schedule C, GoGreen (as a result of the assignment from the Secured Creditors to GoGreen) holds a properly perfected valid and fully enforceable security interest in the Collateral that is first in right over any and all of the liens and other interests set forth on Schedule C. "Person" means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.

2.2       Transfer of Collateral. Pursuant to Section 9-620 of the NY-UCC, GoGreen and Debtors agree that GoGreen hereby accepts at the Closing the Collateral in full and complete satisfaction of Debtors' indebtedness and obligations to GoGreen under the Foreclosing Secured Notes.

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3.       Covenants of Debtors.

3.1       Non-Solicitation; Reasonableness; Referral.

(a)       Non-Solicitation. For a period of five (5) years after the Closing Date, Debtors shall not, and shall cause its affiliates, directors, officers, employees and agents not to, either directly or indirectly, as a stockholder, investor, partner, director, officer, employee, consultant or otherwise, solicit business from any Person (as defined in Section 2.1(d)) that is an existing customer, or was a customer within the prior three (3) years, of Debtors or any of their affiliates (the "Customers"). For purposes of this Section 3.1(a), the "Territory" shall mean the United States and any other place where Debtors have previously conducted its business.

(b)       Reasonableness. Debtors acknowledges that the duration and geographic scope of the non-solicitation provisions set forth in Section 3.1(a) are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. Debtors and GOGREEN intend that this non-solicitation provision will be deemed to be a series of separate covenants, one for each and every county in the Territory.

(c)       Referral. For a period of five (5) years after the Closing Date, Debtors shall, and shall cause its affiliates, directors, officers, employees and agents to, refer all business inquiries from the Customers (as defined in Section 3.1(a)) to GoGreen or such Person (as defined in Section 2.1(d)) as GoGreen may designate in writing to Debtors from time to time. Debtors and their affiliates shall not independently pursue any such inquiries without the prior written consent of GoGreen.

3.2       Maintenance of Collateral. Between the signing hereof through the Closing, Debtors (a) shall not transfer any of the Collateral to any Person (as defined in Section 2.1(d)) without the prior written consent of the Secured Lenders and (b) shall use best commercial efforts to preserve in tact the Collateral and to preserve the value thereof.

3.3       Legal Requirements. Debtors shall take all actions necessary to comply promptly with all legal requirements which may be imposed on Debtors with respect to the consummation of the transfers contemplated by this Agreement and will promptly cooperate with and furnish information to such other party or parties in connection with any such requirements as may be imposed upon such other party or parties in connection with the consummation of the transfers contemplated by this Agreement. Debtors shall take all necessary actions to obtain (and to cooperate with such other party or parties) any consent, authorization, order or approval of, or any exemption by, any governmental or regulatory authority, or other third party, required to be obtained or made by such party or parties in connection with this Agreement.

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3.4       Proprietary Information. From and after the Closing Date, Debtors shall hold in confidence, and shall cause its affiliates, directors, officers, employees and agents to hold in confidence, all knowledge, information and documents of a confidential nature or not generally known to the public with respect to the Collateral (including, but not limited to, customer lists, financial information, intellectual property rights, technical information or data).

4.       No Liabilities Assumed. Notwithstanding anything contained herein, the Secured Creditors and GoGreen shall not assume or become responsible for, and Debtors shall retain and remain solely liable for and obligated to discharge and indemnify and hold the Secured Creditors and GoGreen harmless for, any and all liabilities, indebtedness, guarantees or obligations of any kind, character or description (whether known or unknown, whether absolute or contingent, whether disputed or undisputed, whether liquidated or unliquidated, whether accrued or unaccrued, whether secured or unsecured, whether joint or several, whether due or to become due, whether vested or unvested, and whether claims with respect thereto are asserted before or after the Closing) of Debtors (collectively, the "Debtors Liabilities"), including without limitation the following:

(a)       all liabilities related to or arising in connection with the activities of Debtors or their business or otherwise;

(b)       all liabilities and obligations of Debtors under this Agreement and instruments of conveyance contemplated by this Agreement;

(c)       all federal, state and local taxes, and any charges, penalties, interest, fees, imposts, duties or other assessments with respect thereto ("Tax" or collectively "Taxes") arising out of the operation of Debtors' business or relating to the Collateral, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, environmental, customs, duties, tariffs, ad valorem, value added or other fees or taxes, and also including all liabilities and obligations for Taxes arising in connection with the completion of the transfers contemplated by this Agreement;

(d)       all liabilities and obligations under any agreement, contract, lease or license to which any Debtor is a party;

(e)       all liabilities ascribed to the Secured Creditors or GoGreen by operation of successor liability provisions of applicable laws;

(f)       all liabilities and obligations pursuant to any law, rule or regulation, any judgment, decree or order of any governmental entity, or any permit;

(g)       all liabilities arising out of any claim, suit, action, arbitration, proceeding, investigation or other similar matter, whether based on negligence, gross negligence, intentional misconduct, fraud, breach of warranty, breach of contract, strict liability, enterprise liability or otherwise, (whether now pending or hereafter initiated);

(h)       all liabilities to or in respect of any former or existing security holder, officer, director, employee, consultant, contractor, customer, supplier, joint venturer, partner or agent, whether under any plan, policy, agreement (written, oral, express or implied), arrangement, instrument, law, rule, regulation, order, charter provision or otherwise, including but not limited to any salaries, accrued vacation time, personal time and sick leave payable, bonuses and employee severance obligations; and

(i)       any liability under any environmental law.

5.       The Closing.

5.1       Time; Place; Location. The closing of the transfers contemplated by this Agreement (the "Closing") shall take place at the offices of Grushko & Mittman, P.C., 515 Rockaway Avenue, Valley Stream, NY 11581 at 10:00 a.m. local time on the date hereof; provided that the transfers contemplated by this Agreement may be reversed in the sole discretion of the Secured Lenders following the Closing in the event that, in the sole judgment of the Secured Lenders, one or more of the conditions subsequent set forth in Section 6 has occurred; provided, further, that, in the event the Secured Lenders so elect to reverse the transfers contemplated by this Agreement, this Agreement shall be deemed to have been terminated pursuant to Section 9 and the Closing shall be deemed never to have occurred. The date on which the Closing occurs shall be referred to herein as the "Closing Date."

5.2       Transfer to GoGreen. At the Closing, Debtors hereby transfer, or agree to cause to be transferred, to GoGreen all of the Collateral (and all of their right, title and interest thereto). Without limiting the foregoing, Debtors shall cause all tangible Collateral to be delivered, at the expense of Debtors, to such place or places and in such manner as shall be designated by the Secured Lenders or GoGreen in their complete discretion at or subsequent to the Closing.

6.       Conditions Subsequent.

6.1       Conditions Subsequent to Obligations of Secured Creditors and GoGreen. The transfers contemplated by this Agreement may be reversed by the Secured Lenders in accordance with Section 5.1 within the ninety (90) calendar days following the Closing Date in the event that, in the sole judgment of the Secured Lenders, one or more of the following conditions subsequent has occurred following the Closing:

(a)       Debtors have not performed and complied with all obligations, covenants and conditions herein required to be performed or complied with by Debtors.

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(b)       Debtors have not obtained all authorizations, consents, orders and approvals of all governmental entities and officials and all third party consents that are necessary or desirable for the consummation of the transfers contemplated by this Agreement.

(c)       The Secured Lenders are not satisfied, in its sole and complete discretion, that the Closing is advisable to Secured Creditors and GoGreen.

(d)       The an involuntary bankruptcy petition if filed against any Debtor.

(e)       The requirements relating to consent of the Internal Revenue Service and notice of a non-judicial sale of property pursuant to Section 7425(c) of the Internal Revenue Code of 1986, as amended, and Internal Revenue Service Publication 786 have not been satisfied, in the sole determination of the Secured Lenders.

(f)       Secured Creditors and GoGreen are not satisfied in their absolute discretion that all applicable notices to be provided by Secured Creditors or GoGreen under the NY-UCC and other applicable law have been provided.

6.2      No Conditions to Obligations of Debtors. The obligations of Debtors to complete the transfers contemplated by this Agreement are not subject to any conditions of any kind.

7.     Further Assurances. At any time and from time to time after the Closing Date, at the request of the Secured Lenders or GoGreen, Debtors shall execute and deliver such other instruments of transfer, conveyance or assignment and take such action as the Secured Lenders or GoGreen may reasonably request in order to transfer, convey and assign to GoGreen and to confirm GoGreen's rights to, title in and ownership of the Collateral and to place GoGreen in actual possession and operating control thereof.

8.     Indemnification for Benefit of Secured Creditors and GoGreen. Debtors shall indemnify, and shall cause its affiliates to jointly and severally indemnify, the Secured Creditors and GoGreen and their affiliates in respect of, and hold the Secured Creditors and GoGreen and their affiliates harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, diminutions in value of assets, losses and expenses (including amounts paid in settlement, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by the Secured Creditors, GoGreen or any of their affiliates resulting from, relating to, constituting or arising out of this Agreement, including without limitation (a) any failure of Debtors to GoGreenorm any covenant or agreement of Debtors contained in this Agreement, (b) any breach of any representation or warranty of Debtors contained in this Agreement and (c) the Debtors Liabilities.

9.     Termination. This Agreement may be terminated only by the Secured Lenders in accordance with Sections 5.1 and 6.l, without any liability of any kind on the part of the Secured Creditors or GoGreen to Debtors or any other Person (as defined in Section 2.1(d)). In the event of the termination of this Agreement pursuant to the foregoing sentence, the obligations of the parties to complete the transactions contemplated by this Agreement shall expire and none of the parties shall have any further obligations under this Agreement, except as provided in Sections 8 and 11.6. For the avoidance of doubt and without limiting the foregoing, should this Agreement be terminated by the Secured Lenders, Section 2.1(c), Section 2.2 and any other provision of this Agreement purporting to discharge any obligation of Debtors shall be void and of no force or effect whatsoever. Debtors may not terminate this Agreement for any reason.

10.   Collateral Agent Consent, Covenants and Waiver. Upon the signatures of the Secured Creditors holding a majority of the "Obligations" as defined in the Security Agreement (the "Security Agreements Obligations") the Collateral Agent is instructed to sign this Agreement and thereby (i) consents to the disposition of the Collateral contemplated by this Agreement, including without limitation for purposes of Section 10 of the Credit Agreement and hereby waives any notice requirements in connection therewith under the Security Agreement; (ii) hereby transfers its rights pursuant to the Security Agreement to Secured Creditors to the extent necessary to effect the transfers contemplated by this Agreement; (iii) consents to the transfer to GoGreen described in paragraph 6 of the Recitals and Acknowledgements of this Agreement; and (iv) covenants to take all other commercially reasonable actions necessary to effect the transfers contemplated by this Agreement. The Secured Creditors hereby instruct Collateral Agent to enter into this Agreement and all other agreements deemed necessary by the Secured Lenders to effect the transfers contemplated by this Agreement.

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11.   Miscellaneous.

11.1     This Agreement and the other documents referred to herein contain the entire agreement among the parties with respect to the subject matter hereof, and no representation, undertaking, promise or condition concerning the subject matter hereof shall be binding upon the parties unless clearly expressed in this Agreement. No statement or writing subsequent to the date hereof which purports to modify or add to the terms or conditions hereof shall be binding unless contained in a writing which makes specific reference to this Agreement and which is signed by the parties hereto to be charged with the terms thereof.

11.2     No course of dealing among the parties hereto or failure or delay on the part of the Secured Creditors or GoGreen in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of the Secured Creditors or GoGreen under this Agreement or any other agreement. No single or partial exercise of any rights or remedies hereunder by the Secured Creditors or GoGreen shall operate as a waiver or shall preclude the exercise of any other rights or remedies of the Secured Creditors or GoGreen hereunder.

11.3     Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Debtors without the prior written consent of the Secured Lenders or GoGreen. A change in control any Debtor or a transfer of all or substantially all of a Debtor's assets shall constitute an assignment for such purposes. The Secured Creditors and GoGreen may assign this Agreement at any time with the consent of the Secured Lenders.

11.4     The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. This Agreement is solely for the benefit of the parties hereto and their permitted successors and assigns. No other Person (as defined in Section 2.1(d)) shall have any rights, benefits or remedies under or because of the existence of this Agreement.

11.5    The acknowledgements, agreements, representations and warranties of Debtors contained in this Agreement shall survive the expiration or other termination of this Agreement.

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11.6      If any term or provision of this Agreement or the application thereof to any party or circumstance shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the validity, legality and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected term or provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Agreement.

11.7     This Agreement is governed by and is to be construed and enforced as though made and to be fully GoGreenormed in the State of New York, without regard to the conflicts of law rules. Any and all disputes are to be resolved in the courts of the state of New York located in New York County.

11.8     Debtors acknowledge and agree that irreparable damage would occur in the event that any of its obligations hereunder are not performed or satisfied in accordance with the specific terms applicable thereto. Accordingly, it is agreed that the Secured Creditors or GoGreen shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court, in addition to any other remedy to which they are entitled at law or in equity.

11.9     This Agreement is executed by Debtors voluntarily and not pursuant to any duress. Furthermore, it is executed in mutual good faith among the parties and is not given or intended to hinder, delay, or defraud any creditor, or to contravene any of the bankruptcy laws of the United States, laws governing fraudulent conveyances or any other applicable laws. Debtors represents that all of the transfers made and all of the obligations incurred pursuant to this Agreement are for fair consideration and for reasonably equivalent value with respect to valid, existing, secured indebtedness due to GoGreen, as the assignee of the Secured Creditors.

11.10   The parties agree to sign, deliver and file any and all additional documents and to take any and all other actions that may reasonably be required or appropriate for a full and complete consummation of the transactions and matters covered by this Agreement.

11.11   THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDINGS INITIATED PURSUANT TO EITHER THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT REFERRED TO HEREIN.

11.12   This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile copies of signatures shall be binding as original signatures.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Debtors, Collateral Agent and GoGreen have caused this Agreement to be executed in their respective names and by their duly authorized officers, as of the date first written above.

"DEBTORS"

EcoReady Coporation		PerfPower Corporation

/s/ Boris Rubizhevsky		/s/ Boris Rubizhevsky
By:	Boris Rubizhevsky	By:	Boris Rubizhevsky
Its:	CEO	Its:	CEO

"COLLATERAL AGENT"

Pursuant to the instructions of Secured Creditors

holding a majority of the Security Agreements Obligations

/s/ Konrad Ackermann
ALPHA CAPITAL ANSTALT

"GOGREEN"

GoGreen Power, Inc.

/s/ Mark Shefts
Name: Mark Shefts
Title: CEO

[secured creditors signature page to follow]

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"SECURED CREDITORS"

IN WITNESS WHEREOF, the Secured Creditors have caused this Agreement to be executed in their respective names and by their duly authorized officers, as of the date first written above.

ALPHA CAPITAL ANSTALT	WHALEHAVEN CAPITAL FUND LTD

/s/ Korad Ackerman	/s/ Vadim Mats
Name: Korad Ackerman	Name: Vadim Mats
Title: Director	Title: CFO

CHESTNUT RIDGE PARTNERS LP	MULKEY II LIMITED PARTNERSHIP

/s/ Kenneth Holz	/s/ David A Mulkey
Name: Kenneth Holz	Name: David A Mulkey
Title: CFO	Title: General Partner

RICHARD G. DAVID	BARBARA STONE (Irrevocable Trust)
/s/ RICHARD G. DAVID	/s/ Barbara Stone

PHILIP W. DAVID	JAYAKUMAR & PURNIMA PATIL
/s/ PHILIP W. DAVID	/s/ Jayakumar & Purnima Patil

AUSTIN GLEASON	DONALD SMITH
/s/ AUSTIN GLEASON	/s/ DONALD SMITH

NEUROLOGICAL SURGERY ASSOCIATES	NUNLEY INVESTMENTS, LLC

/s/ James Adametz	/s/ Pierce D Wenley
Name: James Adametz	Name: Pierce D Wenley
Title:	Title: Manager

J. TRUMAN BIDWELL, JR.	LEONARD SCHILLER
/s/ J. Truman Bidwell, Jr.	/s/ Leonard Schiller

MARTA BERKOWICZ	ROSAMOND JANIS
/s/ Marta Berkowicz	/s/ Rosamond Janis

RISING STAR INVESTMENTS, LLC

/s/ Eubulus J. Kerr
Name: Eubulus J. Kerr
Title: Member

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SCHEDULE Al

SECURED CREDITOR	NOTE PRINCIPAL	ISSUE DATE
Alpha Capital Anstalt ("Alpha")	$219,600.00
Whalehaven Capital Fund, Ltd. ("Whalehaven")	$215,600.00
Chestnut Ridge Partners LP ("Chestnut")	$199,600.00
Mulkey II Limited Partnership	$150,000.00
Richard G. David	$75,000.00
J. Truman Bidwell Jr.	$25,000.00
Leonard Schiller	$25,000.00
Martha Berkowicz	$25,000.00
Neurological Surgery Associates	$30,000.00
Nunley Investments, LLC	$30,000.00
Philip W. David	$50,000.00
Rising Star Investments, LLC	$30,000.00
Austin Gleason	$30,000.00
Barbara Stone (Irrevocable Trust)	$50,000.00
Donald Smith	$30,000.00
Jayakumar & Purnima Patil	$35,000.00
Rosamond Janis	$15,000.00
Alpha	$219,600.00
Chestnut	$215,600.00
Whalehaven	$199,600.00
Alpha	$20,000.00
Whalehaven	$20,000.00
Alpha	$14,000.00
Chestnut	$12,000.00
Whalehaven	$12,000.00
TOTAL	$1,947,600.00